Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-115976, 333-149757, 333-179310 and 333-203201 on Form S-8 of our report, dated June 22, 2021, appearing in the Annual Report on Form 11-K of the CenterPoint Energy Savings Plan for the year ended December 31, 2020.

/s/ McConnell & Jones, LLP

Houston, Texas
June 22, 2021